RESULTS OF SHAREHOLDER MEETING
PHOENIX STRATEGIC EQUITY SERIES FUND
October 31, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Strategic Equity Series Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:


Number of Eligible Units Voted:

To elect eleven Trustees to
serve on the Board of
Trustees until the next
meeting of shareholders at
which Trustees are elected

                              For          Against
E. Virgil Conway           85,228,421      3,493,017
Harry Dalzell-Payne        85,235,352      3,486,086
Daniel T. Geraci           85,273,789      3,447,649
Francis E. Jeffries        85,339,953      3,381,485
Leroy Keith, Jr            85,329,141      3,392,297
Marilyn E. LaMarche        85,338,073      3,383,365
Philip R. McLoughlin.      85,320,535      3,400,903
Geraldine M. McNamara      85,334,733      3,386,704
James M. Oates             85,339,311      3,382,127
Richard E. Segerson        85,348,058      3,373,380
Ferdinand L. J. Verdonck   85,229,171      3,422,267



To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Trusts

           For          Against        Abstain
        85,213,929      852,046        2,655,463





RESULTS OF SHAREHOLDER MEETING
PHOENIX STRATEGIC EQUITY SERIES FUND
November 21, 2006
(Unaudited)

At a special meeting of shareholders of Phoenix Dynamic Growth Fund and Phoenix Strategic Growth Fund (each a "Fund"), series of Phoenix Strategic Equity Series Fund (the "Trust") held on November 21, 2006, shareholders voted on the following proposals:


Number of Eligible Units Voted:

To approve a proposal to permit Phoenix Investment Counsel, Inc. to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval

           FOR           AGAINST        ABSTAIN        BROKER NON-VOTES

Phoenix Strategic Growth Fund
        4,739,171        356,511        184,303          1,277,089

To approve the amendment of fundamental restrictions of the Fund with respect to loans

Phoenix Dynamic Growth Fund
         933,697          3,410         50,976             17,426

Phoenix Strategic Growth Fund
       4,737,163         320,447       222,376           1,277,089

To approve a proposal to reclassify the investment objective of the Investment Objective Funds from fundamental to non-fundamental

Phoenix Strategic Growth Fund
       4,679,987       364,708         235,290           1,277,089